Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

May 24, 2013

Aon plc

8 Devonshire Square

London, England  EC2M 4PL

Aon Corporation

200 East Randolph Street

Chicago, Illinois 60601

Re:                             Aon plc and Aon Corporation
Registration Statement on Form S-3 (Registration No. 333-183686)

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-183686 (the “Registration Statement”), filed by Aon plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and Aon Corporation, a Delaware corporation (the “Guarantor”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act.  Pursuant to the Registration Statement, the Company is issuing $250,000,000 aggregate principal amount of the Company’s 4.45% Senior Notes due 2043 (the “Notes”).  The Guarantor is providing a guarantee of the Notes (the “Guarantee” and, together with the Notes, the “Securities”) pursuant to a guarantee endorsed on the certificates evidencing the Notes and the Indenture (as defined below).  The Securities are being issued under an Indenture dated as of May 24, 2013 (the “Indenture”)  among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).   The Securities are to be sold by the Company pursuant to an underwriting agreement dated May 21, 2013 (the “Underwriting Agreement”) among the Company and the Underwriters named therein.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions expressed below, we have examined the Registration Statement, the Indenture, the Underwriting Agreement, the Notes in global form and the resolutions adopted by the board of directors of the Guarantor  relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Guarantee by the

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships

Guarantor.  We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and the Guarantor and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts  relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company and the Guarantor.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.                                      The Notes will constitute valid and binding obligations of the Company when the Notes have been duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement.

2.                                      The Guarantee has been duly authorized by the Guarantor.  The Guarantee will constitute a valid and binding obligation of the Guarantor when the Notes have been duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, and the Guarantee has been duly executed by an authorized officer of the Guarantor.

The foregoing opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.  The foregoing opinions are also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument and (ii) such Instrument has been duly authorized, executed and delivered by, and was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided that we make no such assumption insofar as any of the foregoing matters relates to (a) the Company and is expressly covered by our opinions set forth in paragraph 1. above or (b) the Guarantor.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York).  We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws or the laws of England and Wales.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated May 24, 2013 and the incorporation by reference of this opinion letter as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and any amendment thereto.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP